Black Hills Corp. Reports 2016 Fourth Quarter and Full Year Results
Strong earnings improvement compared to prior year

RAPID CITY, S.D. — Feb. 1, 2017 — Black Hills Corp. (NYSE: BKH) today announced 2016 fourth quarter and full year financial results. Net income (loss) available for common stock for the fourth quarter of 2016 was $18 million, or $0.33 per diluted share, compared to $(14) million, or $(0.30) per share, for the same period in 2015. Results for the fourth quarter of 2016 included $0.63 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.10 per diluted share related to acquisition costs. The same period in the prior year included $0.93 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.08 per diluted share related to acquisition costs.

For the 12 months ending Dec. 31, 2016, net income (loss) available for common stock was $73 million, or $1.37 per diluted share, compared to $(32) million or $(0.71) per share, for the same period in 2015. Results for the 12 months ending Dec. 31, 2016, included $1.26 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.56 per diluted share related to acquisition costs. The same period in the prior year included $3.54 per diluted share for a noncash impairment of crude oil and natural gas properties and $0.15 per diluted share related to acquisition costs.

Net income available for common stock, as adjusted for the three and 12 months ending Dec. 31, 2016 was $58 million and $170 million, or $1.07 and $3.19 per diluted share, respectively, compared to $34 million and $135 million or $0.71 and $2.98 per share, respectively for the same period in 2015 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“We delivered our seventh consecutive year of adjusted earnings growth and 47th consecutive annual dividend increase as we executed our utility-focused strategy and delivered strong operating results,” said David R. Emery, chairman and CEO of Black Hills Corp. “We successfully integrated the SourceGas acquisition faster than anticipated, benefiting customers and shareholders. Remarkably, our employee team added approximately 429,000 customers and 1,000 employees across four states in just 10 months. Annual financial results were strong with a 7 percent increase in as adjusted EPS compared to prior year. We recently announced a 6 percent increase in our annual dividend, demonstrating confidence in our ability to grow future earnings.

“Strong annual results were driven by contributions from our acquired gas utilities, generation investments and increased commercial and industrial demand at our electric utilities. Earnings were tempered by acquisition-related expenses, noncash impairments at our oil and gas segment and mild weather. The sale of an interest in our Colorado IPP power plant reduced earnings from our power generation segment.”

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in millions, except per share amounts)	2016	2015	2016	2015
GAAP:
Net income (loss) available for common stock	$18.2	$(14.2)	$73.0	$(32.1)

Earnings (loss) per share, diluted	$0.33	$(0.30)	$1.37	$(0.71)

Non-GAAP:*
Net income, as adjusted (Non-GAAP)	$58.2	$33.5	$170.0	$135.0

Earnings per share, as adjusted (Non-GAAP)	$1.07	$0.71	$3.19	$2.98

* An accompanying schedule for the GAAP to Non-GAAP adjustment reconciliation is provided below.

“Several growth projects were completed or advanced this year. As planned, Colorado Electric’s 60-megawatt Peak View Wind Project and 40-megawatt, natural gas-fired turbine were both completed and serving customers in the fourth quarter. We are disappointed with the Colorado Public Utility Commission’s recent decision regarding Colorado Electric’s rate review, which was primarily related to the 40-megawatt turbine, and have requested a rehearing of the decision. South Dakota Electric’s 144-mile transmission line remains on track for completion in the first half of 2017. Looking forward, we received a settlement of our electric resource plan in Colorado. We plan to issue a request for proposal in the first half of 2017 for 60 megawatts of renewable energy.

“Last year was transformational for the company as we grew in both size and efficiency, creating a solid foundation for the future and providing long-term value to both customers and shareholders,” concluded Emery.

Black Hills Corp. highlights for the fourth quarter and full year 2016, recent regulatory filings, updates and other events include:

Utilities

•
Colorado Electric recently received a settlement agreement of its electric resource plan filed June 3, 2016, to meet requirements under the Colorado Renewable Energy Standard. The settlement, which goes into effect Feb. 6, 2017, includes the addition of 60 megawatts of renewable energy to be in service by 2019 and provides for additional small solar and community solar gardens as part of the compliance plan. Colorado Electric plans to issue a request for proposal in the first half of 2017.

•
On Dec. 29, Colorado Electric placed in service a $63 million, 40-megawatt natural gas-fired turbine at the Pueblo Airport Generating Station. On May 3, Colorado Electric filed a request with the Colorado Public Utilities Commission for a rate review to increase its annual revenue by $8.5 million to recover investments in the new turbine. On Dec. 16, the Colorado Public Utilities Commission issued a decision increasing annual revenue by $1.2 million. On Jan. 9, 2017, Colorado Electric asked for reconsideration of the decision.

•
On Nov. 4, Colorado Electric finalized the purchase of the $109 million, 60-megawatt Peak View Wind Project, nearly two months earlier than planned. The project helps Colorado Electric meet compliance requirements under Colorado’s Renewable Energy Standard.

•
South Dakota Electric continued construction of a $54 million, 144-mile transmission line from northeast Wyoming to Rapid City, South Dakota. The first segment of the project was energized and began serving customers on Aug. 31, with the remaining segment expected to be completed and serving customers during the first half of 2017.

•
In 2016, Wyoming Electric set multiple new all-time peak loads of 236 megawatts on July 21, 231 megawatts on June 21 and 218 megawatts on June 10 surpassing the previous all-time peak load of 212 megawatts on July 27, 2015. Wyoming Electric also set a new winter peak load of 230 megawatts on Dec. 7, 2016, surpassing the previous winter peak load of 202 megawatts on Dec. 29, 2015.

•	In 2016, Colorado Electric set multiple new all-time peak loads of 412 megawatts on July 20 and 406 megawatts on June 21, surpassing the previous all-time peak load of 400 megawatts on June 26, 2012.

•
On July 8, Kansas Gas purchased a 37-mile segment of natural gas pipeline in southwest Kansas, providing additional gas supply to local irrigation customers. The purchase added opportunities to provide service to customers along 87 miles of previously inaccessible transmission pipeline.

•
In July, the company withdrew its cost of service gas applications in Iowa, Kansas, South Dakota and Wyoming and is considering filing new applications seeking approval of specific gas reserve properties.

•
During the first quarter of 2016, SourceGas, Black Hills Power and Cheyenne Light were all rebranded as Black Hills Energy. All electric and natural gas utilities now operate under the Black Hills Energy name.

Power Generation

•
On April 14, Black Hills Electric Generation sold a 49.9 percent, noncontrolling interest in Black Hills Colorado IPP, which owns and operates a 200-megawatt power plant in Pueblo, Colorado, for $216 million. Black Hills remains majority owner and operator of the facility, which is contracted to provide capacity and energy through 2031 to Colorado Electric.

Oil and Gas

•
In 2016, Oil and Gas closed the sales of several non-core properties. A total of 380 gross wells (24 net wells) with total daily net production of approximately 2,800 Mcfe and reserves of approximately 5.8 Bcfe were sold for total proceeds of approximately $11 million.

Corporate

•
Black Hills recently announced that Robert Myers, senior vice president and chief human resources officer, will retire April 1, 2017, after nine years of service. Jennifer Landis, previously vice president of human resources and 15-year veteran of the company, was appointed senior vice president and chief human resources officer, effective Feb. 1, 2017.

•
On Jan. 25, 2017, the board of directors approved an increase in the quarterly dividend of $0.025 per common share to $0.445 per share, equivalent to an annual increase of $0.10 and dividend rate of $1.78 per share. This represents the 47th consecutive annual dividend increase. Common shareholders of record at the close of business on Feb. 15, 2017, will receive $0.445 per share, payable March 1, 2017.

•
During the fourth quarter, Black Hills announced changes to its board membership. Effective Jan. 1, 2017, Robert P. Otto joined the board. Sadly, Gary Pechota, board member since 2007, passed away unexpectedly on Dec. 15.

•	During 2016, Black Hills completed numerous financing activities including:

◦	On Dec. 22, implemented a commercial paper program;

◦	On Aug. 19, completed a $700 million public debt offering consisting of $400 million of senior unsecured notes due 2027 and $300 million of unsecured notes due 2046;

◦	On Aug. 19, settled $400 million of interest rate swaps issued to mitigate interest rate risk associated with anticipated refinancing activity;

◦	On Aug. 9, issued a $500 million three-year term loan maturing Aug. 9, 2019;

◦	On Aug. 9, amended its corporate revolving credit facility increasing total commitments to $750 million from $500 million and extending the term through Aug. 9, 2021;

◦	On June 7, issued a $29 million, declining balance five-year term loan maturing June 7, 2021;

◦
On March 18, implemented an At-the-Market equity offering program to sell shares of its common stock with an aggregate value of up to $200 million. In 2016, the company issued 1,968,738 shares for net proceeds of $119 million; and

◦	On Jan. 13, completed a $550 million public debt offering consisting of $250 million of senior unsecured notes due 2019 and $300 million of senior unsecured notes due 2026.

For further details regarding the above items, please reference previous public disclosures.

•
On Feb. 12, Black Hills closed the purchase of SourceGas Holdings, LLC, a natural gas utility serving approximately 429,000 customers in Arkansas, Colorado, Nebraska and Wyoming and a 512-mile regulated intrastate natural gas transmission pipeline in Colorado. The purchase was completed for total consideration of approximately $1.89 billion, including the assumption of $760 million of debt.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

(in millions, except per share amounts)	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2016	2015	2016	2015
Net income (loss) available for common stock:

Electric (a)	$23.2	$19.7	$85.8	$77.6
Gas (a)	29.6	11.8	59.6	39.3
Power generation (b)	6.0	7.9	25.9	32.7
Mining	3.1	2.8	10.1	11.9
Oil and gas (c) (d)	(35.8)	(49.9)	(71.1)	(180.0)
	26.2	(7.7)	110.4	(18.6)

Corporate and Eliminations (a) (e) (f)	(8.0)	(6.5)	(37.4)	(13.6)

Net income (loss) available for common stock	$18.2	$(14.2)	$73.0	$(32.1)

Weighted average shares outstanding (in millions):
Basic	52.9	47.3	51.9	45.3
Diluted	54.4	47.3	53.3	45.3

Earnings per share:
Basic -
Total Basic Earnings per share	$0.34	$(0.30)	$1.41	$(0.71)
Diluted -
Total Diluted Earnings (loss) Per Share	$0.33	$(0.30)	$1.37	$(0.71)

(a)
Net income available for common stock for the three and 12 months ended Dec. 31, 2016 included a net tax benefit of approximately $3.1 million for the following items: at the Electric Utilities, a $2.1 million benefit related to production tax credits associated with the Peak View Wind Project being placed into service and flow through treatment of a treasury grant related to the Busch Ranch Wind Project; at the Gas Utilities, a tax benefit of approximately $2.2 million related to favorable flow through adjustments; and, various other items netting to $1.2 million of tax expense that predominantly affected Corporate.

(b)
On April 16, 2016, Black Hills Electric Generation sold a 49.9% interest in Black Hills Colorado IPP. Net income available for common stock for the three and 12 months ended Dec. 31, 2016 was reduced by $3.2 million and $9.6 million, respectively, attributable to this noncontrolling interest.

(c)
Net income (loss) available for common stock for the three and 12 months ended Dec. 31, 2016 and 2015 included non-cash after-tax impairments of our crude oil and natural gas properties of $34 million and $67 million and $44 million and $160 million, respectively.

(d)
Net income (loss) available for common stock for the 12 months ended Dec. 31, 2016 included a tax benefit of approximately $5.8 million recognized from additional percentage depletion deductions that are being claimed with respect to our oil and gas properties involving prior years.

(e)
Net income (loss) available for common stock for the three and 12 months ended Dec. 31, 2016 and 2015 included incremental SourceGas Acquisition costs, after-tax of $5.5 million and $30 million and $3.7 million and $6.7 million, respectively. Net income (loss) available for common stock for the three and 12 months ended Dec. 31, 2016 and 2015 also included after-tax internal labor costs attributable to the SourceGas Acquisition of $1.7 million and $9.1 million and $1.5 million and $3.0 million, respectively, that otherwise would have been charged to other business segments.

(f)
Net income (loss) available for common stock for the 12 months ended Dec. 31, 2016 included tax benefits of approximately $4.4 million as a result of the re-measurement of the liability for uncertain tax positions predicated on an agreement reached with IRS Appeals in early 2016.

2017 EARNINGS GUIDANCE REAFFIRMED

Black Hills is reaffirming its guidance for 2017 earnings, as adjusted, to be in the range of $3.45 to $3.65 per share (a Non-GAAP measure*), based on the following assumptions:

•	Capital spending of $324 million (excludes any Cost of Service Gas program capital);

•	Normal operations and weather conditions for: customer usage and planned construction, maintenance and/or capital investment projects;

•	No significant unplanned outages at any of our power generation facilities;

•	No earnings contribution from a Cost of Service Gas program;

•	Limited equity financing under our At-the-Market equity offering program and approximately $3 million from the dividend reinvestment program;

•	No significant acquisitions or divestitures;

•	Excludes non-recurring, external costs associated with the integration of SourceGas; and

•	Oil and gas segment loss of $(0.10) to $(0.15) per share, excluding potential non-cash asset impairments.

*
Earnings per share, as adjusted, is defined as GAAP Earnings per share, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairing of assets, and acquisition and disposition costs. The company is not able to provide forward-looking quantitative GAAP to non-GAAP reconciliation for the 2017 earnings guidance, as adjusted, because we do not know the unplanned or unique events that may occur.

ANNUAL MEETING OF SHAREHOLDERS

The company’s annual meeting of shareholders will be held on Tuesday, April 25, 2017, at 9:30 a.m. local time, at the Dahl Arts Center, 713 Seventh Street, Rapid City, South Dakota. The company plans to mail the Annual Report and Proxy Statement on or about March 16, 2017, to shareholders of record as of March 6, 2017.

CONFERENCE CALL AND WEBCAST

The company will host a live conference call and webcast at 11 a.m. EST on Thursday, Feb. 2, 2017, to discuss the company’s financial and operating performance.
To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com and click on “Events & Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the pass code 49032832 when prompted.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Thursday, Feb. 23, 2017, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay pass code is 49032832.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these Non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of deprecation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel, purchased power and cost of gas sold. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
(In millions, except per share amounts)	2016		2015		2016		2015
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) available for common stock (GAAP)	$18.2	$0.33	$(14.2)	$(0.30)	$73.0	$1.37	$(32.1)	$(0.71)
Adjustments, pre-tax:
Oil and Gas impairments	54.7	1.01	70.4	1.49	107.0	2.01	254.0	5.61
External acquisition costs	8.5	0.15	5.6	0.12	45.7	0.86	10.3	0.23
Total adjustments	63.2	1.16	76.0	1.61	152.7	2.87	264.3	5.84

Tax on adjustments:
Oil and Gas impairments	(20.2)	(0.38)	(26.4)	(0.56)	(39.7)	(0.75)	(93.6)	(2.07)
Acquisition costs	(3.0)	(0.05)	(1.9)	(0.04)	(16.0)	(0.30)	(3.6)	(0.08)
Total tax on adjustments	(23.2)	(0.43)	(28.3)	(0.60)	(55.7)	(1.05)	(97.2)	(2.15)

Rounding	—	0.01	—	—	—	—	—	—
Net income (loss) available for common stock, as adjusted (Non-GAAP)	$58.2	$1.07	$33.5	$0.71	$170.0	$3.19	$135.0	$2.98

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months and 12 months ended Dec. 31, 2016, compared to the three months and 12 months ended Dec. 31, 2015, are discussed below. The following segment information does not include certain inter-company eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Segment reporting transition of Cheyenne Light’s natural gas operations

Effective Jan. 1, 2016, the natural gas operations of Cheyenne Light have been included in our Gas Utilities Segment. Through Dec. 31, 2015, Cheyenne Light’s natural gas operations were included in our Electric Utilities Segment as these natural gas operations were consolidated within Cheyenne Light since its acquisition. This change is a result of our business segment reorganization to, among other things, integrate all regulated natural gas operations, including the SourceGas Acquisition, into our Gas Utilities Segment which is led by the Group Vice President, Natural Gas Utilities. Likewise, all regulated electric utility operations, including Cheyenne Light’s electric utility operations, are reported in our Electric Utilities Segment, which is led by the Group Vice President, Electric Utilities. The prior period has been reclassified to reflect this change in presentation between the Electric Utilities and Gas Utilities segments. This segment reclassification did not impact our consolidated financial position, results of operations or cash flows.

Electric Utilities (a)

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Gross margin	$107.2	$101.0	$6.2	$415.9	$410.4	$5.5

Operations and maintenance	41.8	38.4	3.4	158.1	160.9	(2.8)
Depreciation and amortization	21.9	20.6	1.3	84.6	80.9	3.7
Operating income	43.5	42.0	1.5	173.2	168.6	4.6

Interest expense, net	(13.6)	(12.4)	(1.2)	(50.3)	(51.0)	0.7
Other (expense) income, net	0.4	0.2	0.2	3.2	1.2	2.0
Income tax benefit (expense)	(7.0)	(10.1)	3.1	(40.2)	(41.2)	1.0
Net income (loss)	$23.2	$19.7	$3.5	$85.8	$77.6	$8.2

(a)
Excludes Cheyenne Light’s natural gas utility operations. Effective Jan. 1, 2016, Cheyenne Light’s natural gas utility results are reported in our Gas Utility segment. Cheyenne Light’s gas utility results for the three and 12 months ended Dec. 31, 2015, have been reclassified from the Electric Utility segment to the Gas Utility segment. Gross margin of $7.0 million and $22 million respectively; and Net income of $1.0 million and $1.7 million, respectively, previously reported in the Electric Utility segment in 2015, are now included in the Gas Utility segment.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2016	2015	2016	2015
Retail sales - MWh	1,292,447	1,238,059	5,140,519	4,990,594
Contracted wholesale sales - MWh	64,543	45,774	246,630	260,893
Off-system sales - MWh	199,813	227,886	769,843	1,000,085
Total electric sales - MWh	1,556,803	1,511,719	6,156,992	6,251,572

Regulated power plant availability:
Coal-fired plants (a) (b)	96.9%	89.2%	90.2%	91.5%
Other plants (c)	94.9%	95.8%	95.1%	95.4%
Total availability	95.6%	93.4%	93.5%	94.0%

(a)	The three and 12 months ended Dec. 31, 2016 reflect a planned outage at Wygen III and unplanned outages at Wyodak and Neil Simpson II.

(b)	The three and 12 months ended Dec. 31, 2015 reflect a planned outage at Wygen III.

(c)	The three and 12 months ended Dec. 31, 2016 reflect planned outages at Neil Simpson CT and Lange CT.

Fourth Quarter 2016 Compared to Fourth Quarter 2015

Gross margin increased over the prior year reflecting increased rider margins of $2.2 million driven primarily by our construction, vegetation management and transmission cost adjustment (TCA) riders, a $1.5 million return on investment from the Peak View Wind Project and a $1.4 million increase in commercial and industrial margins driven by increased demand. Heating degree days were comparable to the same period in the prior year with minimal margin impact in our electric service territories.

Operations and maintenance increased primarily due to $0.9 million associated with the Peak View Wind Project and $0.7 million of increased vegetation management costs.

Depreciation and amortization increased primarily due to a higher asset base driven partially by the addition of Peak View Wind Project.

Interest expense, net increased primarily due to higher interest expense driven by an increase in intercompany notes payable.

Income tax: The effective tax rate was lower than prior year primarily due to accelerated recognition of benefits associated with certain tax incentives.

Full Year 2016 Compared to Full Year 2015

Gross margin increased over the prior year reflecting increased rider margins of $4.9 million driven primarily by our construction and TCA riders, an increase of $2.4 million in commercial and industrial margins driven by increased demand, a $1.5 million return on investment from the Peak View Wind Project, and a $1.4 million increase in residential margins driven by favorable weather. Offsetting these increases was a $2.1 million prior-year benefit as a result of a one-time settlement with the Colorado Public Utilities Commission on our renewable energy standard adjustment related to the Busch Ranch wind farm, a prior-year increase in return on invested capital of $1.2 million from South Dakota Electric’s rate case, and a $1.3 million decrease due to third-party billing true-ups relating to the current and prior years.

Operations and maintenance decreased primarily as a result of approximately $5.8 million lower employee costs primarily driven by a change in expense allocations impacting the electric utilities as a result of integrating the acquired SourceGas utilities. This decrease is partially off-set by higher operating costs from the Peak View Wind Project with commercial operation in November 2016 and increased vegetation management costs.

Depreciation and amortization increased primarily due to a higher asset base driven partially by the addition of Peak View Wind Project.

Interest expense, net decreased primarily due to higher AFUDC interest income driven by construction in process as compared to prior year.

Other (expense) income, net increased primarily due to higher AFUDC equity in the current period compared to prior year.

Income tax: The effective tax rate was lower than prior year primarily due to the accelerated recognition of benefits associated with certain tax incentives.

Gas Utilities (a)

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Gross margin	$150.3	$66.7	$83.6	$486.2	$251.7	$234.5

Operations and maintenance	66.0	34.9	31.1	245.8	140.7	105.1
Depreciation and amortization	21.2	8.5	12.7	78.3	32.3	46.0
Operating income	63.1	23.4	39.7	162.0	78.6	83.4

Interest expense, net	(21.2)	(4.5)	(16.7)	(75.0)	(17.3)	(57.7)
Other (expense) income, net	0.2	0.3	(0.1)	0.2	0.3	(0.1)
Income tax (expense)	(12.4)	(7.4)	(5.0)	(27.5)	(22.3)	(5.2)
Net income (loss)	29.7	11.8	17.9	59.7	39.3	20.4
Net income attributable to noncontrolling interest	(0.1)	—	(0.1)	(0.1)	—	(0.1)
Net income (loss) available for common stock	$29.6	$11.8	$17.8	$59.6	$39.3	$20.3

(a)
Includes Cheyenne Light’s natural gas utility operations. Effective Jan. 1, 2016, Cheyenne Light’s natural gas utility results are reported in our Gas Utilities segment. Cheyenne Light’s gas utility results for the three and 12 months ended Dec. 31, 2015 have been reclassified from the Electric Utilities segment to the Gas Utilities segment. Gross margin of $7.0 million and $22 million, respectively; and Net income of $1.0 million and $1.5 million, respectively, previously reported in the electric utilities segment in 2015, are now included in the Gas Utilities segment.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2016	2015	2016	2015
Total gas sales - Dth	22,605,976	15,575,992	79,165,742	56,638,299
Total transport and transmission volumes - Dth	40,192,683	19,532,300	126,927,565	77,393,775

Fourth Quarter 2016 Compared to Fourth Quarter 2015

Gross margin increased primarily due to approximately $82 million contributed by the SourceGas utilities acquired on Feb. 12, 2016. Customer growth, along with increased heating degree days in our natural gas service territories compared to the same period in the prior year, increased margins by approximately $1.3 million.

Operations and maintenance increased primarily due to additional operating costs of approximately $31 million for the acquired SourceGas utilities. Partially offsetting this increase were lower employee costs of approximately $1.0 million.

Depreciation and amortization increased primarily due to additional depreciation from the acquired SourceGas utilities of approximately $13 million.

Interest expense, net increased primarily due to additional interest expense of approximately $17 million from the debt associated with the acquired SourceGas utilities.

Income tax: The effective tax rate for the fourth quarter of 2016, including the impact of the acquired SourceGas and Energy West Wyoming utilities, reflects additional tax benefits related primarily to favorable flow-through adjustments. Such adjustments are related to certain tax benefits that are recognized currently in accordance with prescribed regulatory treatment.

Full Year 2016 Compared to Full Year 2015

Gross margin increased primarily due to margins of approximately $236 million contributed by the SourceGas utilities acquired on Feb. 12, 2016 and Energy West Wyoming utility acquired on July 1, 2015. Partially offsetting this increase is a $ 2.0 million decrease due to weather. Heating degree days were 1 percent lower than the prior year and 10 percent lower than normal.

Operations and maintenance increased primarily due to additional operating costs of approximately $111 million for the acquired SourceGas utilities and Energy West Wyoming utility. Partially offsetting this increase were approximately $7.4 million lower employee costs primarily driven by a change in expense allocations impacting the gas utilities as a result of integrating the acquired SourceGas utilities.

Depreciation and amortization increased primarily due to additional depreciation from the acquired SourceGas and Energy West Wyoming utilities of approximately $45 million, and due to a higher asset base at our other gas utilities over the same period in the prior year.

Interest expense, net increased primarily due to additional interest expense of approximately $58 million from the debt associated with the acquired SourceGas utilities.

Income tax: The effective tax rate for 2016, including the impact of the acquired SourceGas and Energy West Wyoming utilities, reflects additional tax benefits related primarily to a favorable flow through adjustment. Such adjustments are related to certain tax benefits that are recognized currently in accordance with prescribed regulatory treatment.

Power Generation

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$22.8	$22.6	$0.2	$91.1	$90.8	$0.3

Operations and maintenance	8.5	8.4	0.1	32.6	32.1	0.5
Depreciation and amortization	1.0	1.0	—	4.1	4.3	(0.2)
Operating income	13.3	13.2	0.1	54.4	54.3	0.1

Interest expense, net	(0.4)	(0.8)	0.4	(1.8)	(3.2)	1.4
Other income (expense), net	—	—	—	—	0.1	(0.1)
Income tax benefit (expense)	(3.7)	(4.5)	0.8	(17.1)	(18.5)	1.4
Net income (loss)	9.2	7.9	1.3	35.5	32.7	2.8
Net income attributable to noncontrolling interest	(3.2)	—	(3.2)	(9.6)	—	(9.6)
Net income (loss) available for common stock	$6.0	$7.9	$(1.9)	$25.9	$32.7	$(6.8)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Contracted Fleet Power Plant Availability	2016	2015	2016	2015
Gas-fired plants	99.2%	99.3%	99.2%	99.1%
Coal-fired plants (a)	99.5%	99.1%	95.5%	98.4%
Total availability	99.3%	99.2%	98.3%	98.9%

(a)	Decrease due to an unplanned outage at Wygen I during the 12 months ended Dec. 31, 2016.

Fourth Quarter 2016 Compared to Fourth Quarter 2015

Revenue was comparable to the same period in the prior year, reflecting a year over year increase in PPA prices.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colo. is accounted for as a capital lease under GAAP; as such, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

Interest expense, net decreased due to higher interest income driven by the proceeds from the noncontrolling interest sale in April 2016.

Income tax: Black Hills Colorado IPP went from a single member LLC, wholly owned by Black Hills Electric Generation, to a partnership as a result of the sale of 49.9 percent of its membership interest in April 2016. The effective tax rate reflects the income attributable to the noncontrolling interest for which a tax provision is not recorded.

Net income attributable to noncontrolling interest: Net income attributable to noncontrolling interest increased by $3.2 million as a result of the noncontrolling interest sale in April 2016.

Full Year 2016 Compared to Full Year 2015

Revenue increased primarily due to increased PPA prices, partially offset by a decrease in contracted revenue driven by the Wygen I plant outage in the second quarter of 2016.

Operations and maintenance increased primarily due to fan upgrades to the Colorado IPP generator and increased Wygen I chemical and major maintenance costs as compared to the same period in the prior year.

Depreciation and amortization decreased primarily due to lower depreciation at Wygen I. The generating facility located in Pueblo, Colo. is accounted for as a capital lease under GAAP; as such, depreciation expense for the original cost of the facility is recorded at Colorado Electric for segment reporting purposes.

Interest expense, net decreased due to higher interest income driven by the proceeds from the noncontrolling interest sale in April 2016.

Income tax: Black Hills Colorado IPP went from a single member LLC, wholly owned by Black Hills Generation, to a partnership as a result of the sale of 49.9 percent of its membership interest in April 2016. The effective tax rate reflects the income attributable to the noncontrolling interest for which a tax provision was not recorded.

Net income attributable to noncontrolling interest: Net income attributable to the noncontrolling interest increased by $9.6 million as a result of the noncontrolling interest sale in April 2016.

Mining

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$16.1	$15.4	$0.7	$60.3	$65.1	$(4.8)

Operations and maintenance	10.4	10.2	0.2	39.6	41.6	(2.0)
Depreciation, depletion and amortization	2.1	2.4	(0.3)	9.3	9.8	(0.5)
Operating income (loss)	3.7	2.9	0.8	11.4	13.6	(2.2)

Interest (expense) income, net	(0.1)	(0.1)	—	(0.4)	(0.4)	—
Other income (expense)	0.6	0.5	0.1	2.2	2.2	—
Income tax benefit (expense)	(1.1)	(0.5)	(0.6)	(3.1)	(3.6)	0.5
Net income (loss)	$3.1	$2.8	$0.3	$10.1	$11.9	$(1.8)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2016	2015	2016	2015
Operating Statistics:	(in thousands)
Tons of coal sold	1,095	1,004	3,817	4,140
Cubic yards of overburden moved	2,400	1,536	7,916	6,088

Revenue per ton	$14.74	$15.38	$15.79	$15.71

Fourth Quarter 2016 Compared to Fourth Quarter 2015

Revenue increased primarily due to a 9 percent increase in tons sold, partially offset by a 4 percent decrease in price per ton sold. Pricing was impacted by a decrease in contract price for those contracts based on actual mining costs. Tons of coal sold increased due to a prior year Wygen III outage. During the current period, approximately 47 percent of our coal production was sold under contracts that are priced based on actual mining costs, including income taxes, as compared to 45 percent in the same period of the prior year.

Operations and maintenance was comparable to the same period in the prior year.

Income tax: The effective tax rate for the fourth quarter of 2016 was higher than the same period in the prior year due to a favorable return to accrual adjustment recorded in the fourth quarter of 2015.

Full Year 2016 Compared to Full Year 2015

Revenue decreased primarily due to an 8 percent decrease in tons sold resulting from a planned five-week outage in the second quarter of 2016, which was extended by an additional six weeks at Wyodak plant due to an unplanned major repair of a turbine rotor. Pricing was comparable to the same period in the prior year. Approximately 50 percent of our coal production was sold under contracts that are priced based on actual mining costs, including income taxes, as compared to 46 percent for the same period in the prior year.

Operations and maintenance decreased due to lower major maintenance requirements, fuel costs, and employee costs, as well as decreased royalties and revenue-related taxes driven by decreased revenue compared to the same period in the prior year.

Depreciation, depletion and amortization decreased primarily due to revised cost estimates for our asset retirement obligation driving lower accretion and depreciation.

Interest (expense) income, net is comparable to the same period in the prior year.

Income tax: The effective tax rate was comparable to the same period in the prior year.

Oil and Gas

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2016	2015	2016 vs. 2015	2016	2015	2016 vs. 2015
	(in millions)
Revenue	$8.4	$9.8	$(1.4)	$34.1	$43.3	$(9.2)

Operations and maintenance	7.6	8.7	(1.1)	32.2	41.6	(9.4)
Depreciation, depletion and amortization	2.5	6.8	(4.3)	13.9	29.3	(15.4)
Impairment of long-lived assets	54.7	71.2	(16.5)	107.0	249.6	(142.6)
Operating income (loss)	(56.4)	(77.0)	20.6	(119.0)	(277.2)	158.2

Interest expense, net	(1.3)	(0.9)	(0.4)	(4.9)	(2.5)	(2.4)
Other (expense) income, net	—	—	—	0.1	(0.3)	0.4
Impairment of equity investments	—	0.8	(0.8)	—	(4.4)	4.4
Income tax benefit (expense), net	21.9	27.2	(5.3)	52.7	104.5	(51.8)
Net income (loss)	$(35.8)	$(49.9)	$14.1	$(71.1)	$(180.0)	$108.9

	Three Months Ended Dec. 31,		Percentage Increase	Twelve Months Ended Dec. 31,		Percentage Increase
Operating Statistics:	2016	2015	(Decrease)	2016	2015	(Decrease)
Bbls of crude oil sold	54,824	93,136	(41)%	318,613	371,493	(14)%
Mcf of natural gas sold	2,281,336	2,830,432	(19)%	9,430,288	10,057,378	(6)%
Bbls of NGL sold	27,769	20,301	37%	133,304	101,684	31%
Mcf equivalent sales	2,776,896	3,511,051	(21)%	12,141,790	12,896,440	(6)%

Depletion expense/Mcfe	$0.56	$1.58	(65)%	$0.79	$1.91	(59)%

Average price received including hedges:
Crude Oil	$71.60	$53.19	35%	$57.34	$60.69	(6)%
Natural Gas	$1.59	$1.50	6%	$1.36	$1.78	(24)%

	Dec. 31, 2016				Dec. 31, 2015
Oil and Gas Total Proved	Crude Oil	Natural Gas	NGLs	Total	Crude Oil	Natural Gas	NGLs	Total
Reserves: (a)	(Mbbl)	(MMcf)	(Mbbl)	(MMcfe)	(Mbbl)	(MMcf)	(Mbbl)	(MMcfe)
Total proved reserves	2,242	54,570	1,712	78,294	3,450	73,412	1,752	104,624

Well-head reserve prices	$37.35	$2.25	$11.92		$44.72	$1.27	$18.96

(a)	Oil and gas reserve information is based on reports prepared by Cawley, Gillespie & Associates, Inc. an independent consulting and engineering firm.

Fourth Quarter 2016 Compared to Fourth Quarter 2015

Revenue decreased primarily due to a 21 percent production decrease as compared to the same period in the prior year. Natural gas production was limited to meet minimum daily quantity contractual gas processing commitments in the Piceance. Crude oil production also decreased due to non-core property sales in the fourth quarter of 2016. This was partially offset by a 35 percent increase in the average price received, including hedges, for crude oil sold and a 6 percent increase in the average price received, including hedges, for natural gas sold.

Operations and maintenance decreased primarily due to lower employee costs, and lower production taxes and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to the reduction of our full cost pool resulting from the ceiling test impairments incurred in the current and prior years.

Impairment of long-lived assets represents a non-cash write-down in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices and movement of certain unevaluated assets into the full-cost pool. The ceiling test write-down of $55 million in the fourth quarter of 2016 used an average NYMEX natural gas price of $2.48 per Mcf, adjusted to $2.25 per Mcf at the wellhead, and $42.75 per barrel for crude oil, adjusted to $37.35 per barrel at the wellhead, for crude oil. This is compared to the $71 million ceiling test write-down in the same period of the prior year, which used an average NYMEX price of $2.59 per Mcf, adjusted to $1.27 per Mcf at the wellhead, for natural gas and $50.82 per barrel, adjusted to $44.72 per barrel at the wellhead, for crude oil.

Interest expense, net increased primarily due to higher interest expense driven by an increase in intercompany notes payable.

Income tax benefit (expense): Each period presented reflects a tax benefit. The tax benefit for the fourth quarter of 2016 was favorably impacted by an accrual of a marginal gas well tax credit.

Full Year 2016 Compared to Full Year 2015

Revenue decreased primarily due to lower commodity prices for both crude oil and natural gas, resulting in a 24 percent decrease in the average price received, including hedges, for natural gas sold and a 6 percent decrease in the average price received, including hedges, for crude oil sold. In addition, production decreased by 6 percent as compared to prior year as we limited natural gas production to meet minimum daily quantity contractual gas processing commitments in the Piceance. Crude oil production also decreased due to non-core property sales in the fourth quarter of 2016.

Operations and maintenance decreased primarily due to lower employee costs as a result of the reduction in staffing in the prior year, and lower production taxes and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization decreased primarily due to a reduction of our full cost pool resulting from the ceiling test impairments incurred in current and prior years.

Impairment of long-lived assets represents a non-cash write-down in the value of our natural gas and crude oil properties driven by low natural gas and crude oil prices and movement of certain unevaluated assets into the full-cost pool. The write-down of $107 million included a $14 million write-down of depreciable properties excluded from our full-cost pool and a ceiling test write-down of $93 million. The ceiling test write-down for the 12 months ended December 31, 2016 used an average NYMEX natural gas price of $2.48 per Mcf, adjusted to $2.25 per Mcf at the wellhead, and $42.75 per barrel for crude oil, adjusted to $37.35 per barrel at the wellhead, compared to the $250 million ceiling test write-down in the same period of the prior year which used an average NYMEX natural gas price of $2.59 per Mcf, adjusted to $1.27 per Mcf at the wellhead, and $50.82 per barrel for crude oil, adjusted to $44.72 per barrel at the wellhead.

Interest expense, net increased primarily due to higher interest expense driven by an increase in intercompany notes payable.

Impairment of equity investments represents a prior year non-cash write-down in equity investments related to interests in a pipeline and gathering system. The impairment resulted from continued declining performance, market conditions, and a change in view of the economics of the facilities that we considered to be other than temporary.

Income tax (expense) benefit: Each period reflects a tax benefit. The effective tax rate for 2016 was impacted by a benefit of approximately $5.8 million from additional percentage depletion deductions being claimed with respect to a change in estimate for tax purposes. Such deductions are primarily the result of a change in the application of the maximum daily limitation of 1,000 Bbls of oil equivalent allowed under the Internal Revenue Code.

Corporate

Fourth Quarter 2016 Compared to Fourth Quarter 2015

Net income (loss) for the three months ended Dec. 31, 2016, was $(8.0) million compared to net income (loss) $(6.5) million for the same period in the prior year. The variance from the fourth quarter in prior year was due to higher corporate expenses, primarily driven by costs related to the SourceGas acquisition and integration activities, including approximately $5.5 million of after-tax acquisition and transition costs compared to $3.7 million of after-tax acquisition costs in the prior year.

Full Year 2016 Compared to Full Year 2015

Net income (loss) for the 12 months ended Dec. 31, 2016, was $(37) million compared to net income (loss) of $(14) million for the same period in the prior year. The variance from the prior year was due to higher corporate expenses, primarily driven by costs related to the SourceGas Acquisition including approximately $30 million of after-tax acquisition and transition costs compared to $6.7 million of after-tax acquisition costs in the prior year, and approximately $9.1 million of after-tax internal labor that otherwise would have been charged to other business segments during the year ended December 31, 2016, compared to $3.0 million of after-tax internal labor that otherwise would have been charged to other business segments during the year ended December 31, 2015. These costs are partially offset by a tax benefit of approximately $4.4 million recognized during the year ended December 31, 2016 as a result of an agreement reached with IRS Appeals relating to the release of the reserve for after-tax interest expense previously accrued with respect to the liability for uncertain tax positions involving a like-kind exchange transaction from 2008.

BLACK HILLS CORPORATION

Black Hills Corp. (NYSE: BKH) is a customer focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.2 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, oil and coal. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2017 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2015 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	Our ability to realize the benefits of our recent acquisitions, and whether we are able to fully integrate them into our processes and systems and retain the related cost savings from such actions;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power and other operating costs, and the timing in which new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•
Our ability to file new cost of service gas applications with our utility regulatory commissions, seeking approval to implement a cost of service gas program with specific gas reserve properties and our ability to receive regulatory approval of the program;

•	The impact of future governmental regulation and tax reform;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take additional impairment charges, including those required under the SEC’s full cost ceiling test for natural gas and oil reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

	Consolidating Income Statement
Three Months Ended Dec. 31, 2016	Electric Utilities	Gas Utilities	Power Generation	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$170.5	$274.5	$1.9	$8.6	$8.4	$—	$—	$—	$—	$463.8
Inter-company revenue	3.5	—	20.9	7.6	—	96.5	—	0.7	(129.2)	—
Fuel, purchased power and cost of gas sold	66.9	124.2	—	—	—	—	1.4	—	(29.9)	162.6
Gross Margin	107.2	150.3	22.8	16.1	8.4	96.4	(1.4)	0.7	(99.3)	301.2

Operations and maintenance	41.8	66.0	8.5	10.4	7.6	94.2	—	—	(85.7)	142.8
Depreciation, depletion and amortization	21.9	21.2	1.0	2.1	2.5	5.8	(3.3)	3.0	(5.7)	48.4
Impairment of long-lived assets	—	—	—	—	54.7	—	—	—	—	54.7
Operating income (loss)	43.5	63.1	13.3	3.7	(56.4)	(3.6)	1.9	(2.2)	(7.9)	55.3

Interest expense, net	(14.4)	(20.7)	(0.8)	(0.1)	(1.3)	(37.2)	—	—	40.3	(34.3)
Interest income	0.8	(0.4)	0.4	—	—	30.0	—	—	(31.8)	(1.1)
Other income (expense)	0.4	0.2	—	0.6	—	38.9	—	—	(39.3)	0.8
Income tax benefit (expense)	(7.0)	(12.4)	(3.7)	(1.1)	21.9	2.8	(0.7)	0.8	—	0.7
Net Income (loss)	$23.2	$29.7	$9.2	$3.1	$(35.8)	$31.0	$1.2	$(1.4)	$(38.8)	$21.4
Net income attributable to noncontrolling interest	—	(0.1)	(3.2)	—	—	—	—	—	—	(3.2)
Net income (loss) available for common stock	$23.2	$29.6	$6.0	$3.1	$(35.8)	$31.0	$1.2	$(1.4)	$(38.8)	$18.2

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

	Consolidating Income Statement
Three Months Ended Dec. 31, 2015	Electric Utilities	Gas Utilities	Power Generation	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$164.2	$134.4	$1.7	$8.2	$9.8	$—	$—	$—	$—	$318.3
Inter-company revenue	3.1	—	20.9	7.2	—	58.7	—	0.6	(90.5)	—
Fuel, purchased power and cost of gas sold	66.3	67.6	—	—	—	—	1.2	—	(29.0)	106.1
Gross Margin	101.0	66.7	22.6	15.4	9.8	58.7	(1.2)	0.6	(61.5)	212.2

Operations and maintenance	38.4	34.9	8.4	10.2	8.7	61.8	—	—	(60.3)	102.2
Depreciation, depletion and amortization	20.6	8.5	1.0	2.4	6.8	2.7	(3.3)	2.6	(2.7)	38.5
Impairment of long-lived assets	—	—	—	—	71.2	—	—	—	—	71.2
Operating income (loss)	42.0	23.4	13.2	2.9	(77.0)	(5.8)	2.0	(2.0)	1.4	0.2

Interest expense, net	(13.5)	(4.6)	(1.1)	(0.1)	(0.9)	(16.1)	—	—	12.4	(23.8)
Interest income	1.1	0.1	0.3	—	—	12.6	—	—	(13.6)	0.5
Other income (expense)	0.2	0.3	—	0.5	—	17.5	—	—	(17.9)	0.7
Impairment of equity investments	—	—	—	—	0.8	—	—	—	—	0.8
Income tax benefit (expense)	(10.1)	(7.4)	(4.5)	(0.5)	27.2	2.9	(0.8)	0.7	—	7.5
Net Income (loss)	$19.7	$11.8	$7.9	$2.8	$(49.9)	$11.0	$1.3	$(1.2)	$(17.6)	$(14.2)

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2016	Electric Utilities	Gas Utilities	Power Generation	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$664.3	$838.3	$7.2	$29.1	$34.1	$—	$—	$—	$—	$1,573.0
Inter-company revenue	13.0	—	84.0	31.2	—	347.5	—	2.7	(478.3)	—
Fuel, purchased power and cost of gas sold	261.3	352.2	—	—	—	0.5	5.3	—	(120.1)	499.1
Gross Margin	415.9	486.2	91.1	60.3	34.1	347.0	(5.3)	2.7	(358.2)	1,073.8

Operations and maintenance	158.1	245.8	32.6	39.6	32.2	373.8	—	—	(326.8)	555.3
Depreciation, depletion and amortization	84.6	78.3	4.1	9.3	13.9	22.5	(13.1)	11.7	(22.5)	189.0
Impairment of long-lived assets	—	—	—	—	107.0	—	—	—	—	107.0
Operating income (loss)	173.2	162.0	54.4	11.4	(119.0)	(49.3)	7.8	(9.0)	(8.9)	222.6

Interest expense, net	(56.2)	(76.6)	(3.8)	(0.4)	(4.9)	(109.0)	—	—	115.5	(135.4)
Interest income	5.9	1.6	2.0	—	—	97.1	—	—	(105.2)	1.4
Other income (expense)	3.2	0.2	—	2.2	0.1	179.8	—	—	(181.0)	4.5
Income tax benefit (expense)	(40.2)	(27.5)	(17.1)	(3.1)	52.7	24.4	(2.9)	3.3	—	(10.5)
Net Income (loss)	85.8	59.7	35.5	10.1	(71.1)	143.0	4.9	(5.7)	(179.7)	82.6
Net income attributable to noncontrolling interest	—	(0.1)	(9.6)	—	—	—	—	—	—	(9.7)
Net income (loss) available for common stock	$85.8	$59.6	$25.9	$10.1	$(71.1)	$143.0	$4.9	$(5.7)	$(179.7)	$73.0

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

	Consolidating Income Statement
Twelve Months Ended Dec. 31, 2015	Electric Utilities	Gas Utilities	Power Generation	Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim*	Power Generation Inter-Co Lease Elim*	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$668.2	$551.3	$7.5	$34.3	$43.3	$—	$—	$—	$—	$1,304.6
Inter-company revenue	11.6	—	83.3	30.8	—	227.7	—	2.4	(355.8)	—
Fuel, purchased power and cost of gas sold	269.4	299.6	—	—	—	0.1	4.7	—	(117.0)	456.9
Gross Margin	410.4	251.7	90.8	65.1	43.3	227.6	(4.7)	2.4	(238.8)	847.7

Operations and maintenance	160.9	140.7	32.1	41.6	41.6	225.7	—	—	(229.8)	412.9
Depreciation, depletion and amortization	80.9	32.3	4.3	9.8	29.3	9.3	(13.1)	11.8	(9.3)	155.4
Impairment of long-lived assets	—	—	—	—	249.6	—	—	—	—	249.6
Operating income (loss)	168.6	78.6	54.3	13.6	(277.2)	(7.4)	8.4	(9.4)	0.3	29.8

Interest expense, net	(55.2)	(17.9)	(4.2)	(0.4)	(2.7)	(57.8)	—	—	54.6	(83.7)
Interest income	4.1	0.6	1.0	—	0.2	48.6	—	—	(52.9)	1.6
Other income (expense)	1.2	0.3	0.1	2.2	(0.3)	70.9	—	—	(72.0)	2.4
Impairment of equity investments	—	—	—	—	(4.4)	—	—	—	—	(4.4)
Income tax benefit (expense)	(41.2)	(22.3)	(18.5)	(3.6)	104.5	2.9	(3.1)	3.5	—	22.2
Net Income (loss)	$77.6	$39.3	$32.7	$11.9	$(180.0)	$57.2	$5.3	$(5.9)	$(70.1)	$(32.1)

*
The generating facility constructed by Black Hills Colorado IPP at our Pueblo Airport Generation site which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expenses of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidations.

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